Exhibit 99.1

Redpoint Bio Announces Workforce Reduction

EWING, N.J., May 18, 2009 — Redpoint Bio Corporation (OTCBB: RPBC), today announced a corporate restructuring that will reduce its workforce by 11 employees or approximately 44%.  Redpoint previously reported that as of March 31, 2009 it had $12.1 million in cash, cash equivalents and marketable securities. As a result of the restructuring, Redpoint’s current capital resources should be sufficient to meet its operating and capital requirements through September of 2010.

“With the recent termination of our collaboration agreement with Givaudan, we have made the decision to reduce our workforce from 25 to 14 employees,” commented Dr. Raymond Salemme, CEO of Redpoint Bio.  “We plan to leverage our investments in the biology of taste modulation to focus on promising opportunities we have identified for treatments for diabetes and obesity. We remain dedicated to prudently managing our financial resources in addition to exploring strategic options for the Company with our advisor Burrill and Company.”

About Redpoint Bio Corporation

Redpoint is utilizing its knowledge of the biology of taste and its relationship to metabolic processes, satiety, and diabetes to focus its development programs on both the development of healthier foods and, potentially, new approaches to the treatment of diabetes and obesity.   Redpoint’s work in diabetes and obesity stems from the observation that taste signaling in the gastrointestinal tract is involved in important hormone secretion processes, thus leveraging Redpoint’s work on lingual taste modulation to important therapeutic applications. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Laura Okpala 617-583-1306